Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274885

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated January 19, 2024)

(Prospectus Supplement No. 1 Dated February 1, 2024)

(Prospectus Supplement No. 2 Dated February 12, 2024)

CALIDI BIOTHERAPEUTICS, INC.

Up to 11,500,000 Shares of Common Stock Issuable Upon the Exercise of Public Warrants

23,301,960 Shares of our Common Stock for Resale by the Selling Securityholders

1,912,154 Warrants

This prospectus supplement (this “Prospectus Supplement”) updates and supplements the prospectus dated January 19, 2024, as supplemented by Prospectus Supplement No. 1 dated February 1, 2024 and as further supplement by Prospectus Supplement No. 2 dated February 12, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-274885). This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 1, 2024 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relates to the issuance by us of an aggregate of up to up to 11,500,000 shares of common stock that may be issued upon the exercise of public warrants (“Public Warrants”).

In addition, the Prospectus and this Prospectus Supplement relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 23,301,960 shares of our common stock, which consists of (A) 18,912,982 shares being registered pursuant to an (1) Amended And Restated Registration Rights Agreement dated September 12, 2023; (2) Voting and Lock-Up Agreement dated as of January 9, 2023, and amended on April 12, 2023, and (3) Series B Preferred Stock Investors’ Rights Agreement dated June 16, 2023 (collectively “Registration Rights Agreements”) by and among us and certain of the Selling Securityholders, granting such holders registration rights with respect to such shares; (B) 387,820 shares issued in consideration of the cancellation of certain debt obligations; (C) 1,093,014 shares issued and/or to be issued in connection with entering into certain forward purchase agreements, new money PIPE agreements and related agreements; (D) up to 1,912,154 shares of common stock that may be issued upon the exercise of the Private Placement Warrants originally issued to Sponsor, Metric and anchor investors some of which were transferred to certain Calidi stockholders for settlement of liabilities immediately prior to the closing of the Business Combination; and (E) 40,218 shares of common stock and 100,000 shares of common stock underlying stock options issued for fees and 15,804 shares of common stock issued in connection with the Business Combination; and (ii) up to 1,912,154 Private Placement Warrants.

This Prospectus Supplement should be read together with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

As of March 1, 2024, there were 35,522,230 shares (excluding 18,000,000 Non-Voting Escalation Shares) of common stock outstanding. The resale of all shares of common stock being offered pursuant to the Prospectus and Prospectus Supplement represents approximately 65.6% of our outstanding shares of common stock and the sale of a substantial number of shares of common stock could result in a significant decline in the public trading price of our common stock. Our common stock and Public Warrants are listed on the NYSE American under the symbols “CLDI” and “CLDI WS,” respectively. On March 1, 2024, the closing price of our common stock and the Public Warrant was $0.6273 per share and $0.0775 per warrant, respectively.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus, together with this Prospectus Supplement, complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated March 1, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2024

Calidi Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Dr., Suite 200, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 794-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered

Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Redeemable warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	CLDIWS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 28, 2024, the Board of Directors (the “Board”) of Calidi Biotherapeutics, Inc. (the “Company”) approved and adopted an amendment to the amended and restated bylaws (the “Bylaws”), which became effective the same day.

Article II, Section 2.8 of the Bylaws was amended to modify the quorum required for the transaction of business at a meeting of stockholders of the Company to provide that the holders of one-third (1/3) in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at such meeting, except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws.

Prior to this amendment, the presence, in person or by proxy, of holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting constituted a quorum for the transaction of business at such meeting. The change to the quorum requirement for stockholder meetings was made to improve the Company’s ability to hold stockholder meetings when called.

The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amendment to Amended and Restated Bylaws
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calidi Biotherapeutics, Inc.
Dated: March 1, 2024
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer